Exhibit 99.1

Resources Global Professionals Announces Change in Record Date for its Quarterly Dividend

IRVINE, Calif.--(BUSINESS WIRE)--November 14, 2018--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that the Board of Directors of its parent company has approved changing the previously announced record date of November 13 for its cash dividend of $0.13 per share, payable on December 11, 2018. The new record date for the dividend will be November 26, 2018. The dividend will continue to be payable on December 11, 2018.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,000 professionals, annually serving over 2,400 clients around the world from 74 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

CONTACT:
Resources Global Professionals
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Investor Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com